EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. CONFIRMS FIRST QUARTER REVENUE OUTLOOK, COMMENTS ON WEAKER THAN
EXPECTED EARNINGS

Cleveland, Ohio — April 13, 2005 — Brush Engineered Materials Inc. (BW) commented today on market conditions, revenue expectations, product mix and other operating factors affecting its earnings for the first quarter.

The Company confirmed that it expects first quarter 2005 revenue to be within the previously announced range of $125.0 to $135.0 million. However, citing weaker conditions in the telecommunications and computer and automotive electronics markets, which developed later in the quarter, related weaker product mix and other operating factors, the Company is revising its previously announced earnings projection of $0.25 to $0.30 per share down to $0.20 to $0.25 per share for the first quarter 2005.

The current expectation is that sales will be up by approximately 3% to 5% and that net income will be up approximately 12% to 16% compared to first quarter of 2004.

Despite the weakness in several of the Company’s major markets, conditions in the Company’s other markets, including magnetic media, semiconductor and industrial components, are stronger. In addition, new product sales are exceeding expectations.

Earnings during the first quarter were negatively impacted by a weaker product mix and other factors, including higher copper prices. Earnings were also negatively affected by a non-cash charge of $0.03 per share related to the prepayment of approximately $18.0 million of debt.

The Company will announce its first quarter results on April 28, 2005. A conference call to review the quarter’s results and the outlook for the balance of the year will be held at 2:00 p.m. EDT on that date. The dial in number for that conference call is (719) 457-2659, confirmation code 6489882.

Forward-looking Statements

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	Completion of our accounting closing and review process for the first quarter of 2005;

•	The global economy;

•	The condition of the markets the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, automotive electronic, magnetic and optical data storage, aerospace and defense, industrial components, and appliance;

•	Changes in product mix and the financial condition of customers;

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts the Company’s obligations; and

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com